Exhibit 99.1

Exactech Q2 Revenue Up 10%; Net Income Up 14%, EPS $0.23

YTD Revenue Up 12%, EPS $0.48

GAINESVILLE, Fla. – August 3, 2010 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $47.6 million for the second quarter of 2010, a 10% increase over $43.3 million in the second quarter of 2009. Net income increased 14% to $3.0 million, or $0.23 per diluted share, compared to $2.6 million, or $0.20 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $0.4 million related to the ongoing Department of Justice (DOJ) inquiry, was $3.2 million or $0.25 EPS.

Second Quarter Highlights and Segment Performance

•	Second quarter revenue increased 10% to $47.6 million

•	US GAAP net income increased 14% to $3.0 million or $0.23 EPS

•	Knee implant revenue increased 2% to $19.4 million

•	Hip implant revenue increased 9% to $7.3 million

•	Biologic and Spine revenue decreased 1% to $6.8 million

•	Extremity implant revenue increased 40% to $7.1 million

•	Other products revenue increased 22% to $7.0 million

Six Months Highlights and Segment Performance

For the first six months of 2010 revenue was $96.7 million, an increase of 12% over $86.6 million for the comparable period last year. Net income for the first six months of 2010 increased 23% to $6.3 million, or $0.48 per diluted share compared to $5.1 million, or $0.40 per diluted share for the first six months of 2009. Net income for the six months, excluding pre-tax legal expenses and costs of $0.6 million related to the ongoing Department of Justice (DOJ) inquiry, was $6.6 million or $0.51 EPS. First six month product revenues were as follows:

•	Knee implant revenue increased 8% to $40.3 million from $37.4 million

•	Hip implant revenue increased 5% to $13.9 million from $13.2 million

•	Biologic and spine revenue increased 2% to $14.2 million from $13.9 million

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EXACTECH INC.

•	Extremity implant revenue increased 30% to $14.2 million from $10.9 million

•	Other products revenue increased 27% to $14.1 million from $11.1 million

Management Comment

Exactech Chairman and CEO Bill Petty said, “We had excellent second quarter performance in several of our market segments as our growth rate was again above that of the industry. Sales and marketing transitions underway in some of our overseas markets slowed our growth in knee sales. But despite some near term dislocation, we believe these changes are strengthening our ability to grow our overseas business and that future results will reflect that. We were pleased with the rebound in our hip sales stimulated by the growing acceptance of our Novation Hip System. Sales of our extremities products led by our Equinoxe® shoulder continued to be very strong.

“During the quarter, the acquisition of Brighton Partners was an important event that enables us now to directly control a key element of our business. Brighton is the sole source supplier of the proprietary direct compression molded polyethylene bearings used exclusively in our Optetrak® knee replacement system, our largest product.

Exactech President David Petty said, “For the quarter, U.S. sales rose 12% to $32.8 million compared with $29.2 million. International sales grew 5% to $14.8 million but decreased to 31% of total sales from 33% of total sales for the second quarter of 2009. For the first six months of 2010, U.S. sales rose 9% to $65.6 million compared with $60.0 million in 2009. International sales increased 17% to $31.1 million from $26.6 million for the same period of 2009. As a percentage of sales, international sales in the first six months of 2010 increased to 32% from 31% in the first six months of the prior year.

“Our pipeline of new products continues to be very robust. We have six new products set for launch by the end of this year and another 14 in the pipeline for 2011. This underscores our ongoing commitment to be a world leader in joint restoration in terms of product quality, service and market share.”

Chief Financial Officer Jody Phillips said, “Net income for the quarter was up 14% to $3.0 million from $2.6 million in the same quarter last year primarily due to our sales growth and lower legal costs. Gross margins increased to 65.5% for the second quarter of 2010 from 62.3% for the second quarter of 2009, primarily due to the stable growth in the domestic market and continuing cost reduction efforts.

“Total operating expenses for the quarter were $26.0 million, an increase of 15% from $22.6 million in the comparable quarter. As a percentage of sales, second quarter operating expenses increased to 55% from 52% for the second quarter of 2009. Total sales and marketing expenses were up 21%, and increased to 33% as a percentage of sales from 30% during 2009, as we integrate expenses from our new subsidiaries in Germany and Spain. General and administrative expenses decreased 7% in the second quarter to $4.2 million from $4.5 million. Research and development expenses rose 27% to $3.4 million from $2.7 million in the second quarter of 2009, reflecting our continuing emphasis on new product development and our strong new product pipeline.”

Looking forward, Exactech updated its revenue targets for 2010 to the range of $191 million to $197 million and reaffirmed its target for diluted earnings per share for the year 2010 in the range of $0.92 to $0.98. For the third quarter ending September 30, 2010, the company targets revenue in the range of $43 million to $46 million and diluted earnings per share in the range of $0.20 to $0.22. These are U.S. GAAP EPS target ranges that include the impact of DOJ inquiry and compliance costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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The financial statements are below.

Conference Call

The company has scheduled a conference call at 10:00 a.m. Eastern Time on Wednesday, August 4, 2010 at 10:00 a.m. Eastern Time. The call will cover the company’s second quarter 2010 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4778 any time after 9:50 a.m. EDT on August 4. International and local callers should dial 1-480-629-9763. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=00007812. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/00007812.mp3. Both will be archived for approximately 90 days.

About Exactech

Based in Gainesville, Fla., Exactech is celebrating its 25th anniversary developing and marketing orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH INC.

EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) June 30, 2010	(audited) December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,489	$2,889
Accounts receivable, net of allowances of $1,584 and $835	38,025	33,753
Prepaid expenses and other assets, net	3,988	2,317
Income taxes receivable	84	389
Inventories	63,281	56,417
Deferred tax assets – current	1,311	1,703

Total current assets	109,178	97,468

PROPERTY AND EQUIPMENT:
Land	2,050	1,895
Machinery and equipment	25,840	24,322
Surgical instruments	49,122	43,713
Furniture and fixtures	3,198	3,051
Facilities	15,899	15,517
Projects in process	2,026	1,024

Total property and equipment	98,135	89,522
Accumulated depreciation	(40,322)	(37,150)

Net property and equipment	57,813	52,372
OTHER ASSETS:
Deferred financing and deposits, net	764	1,159
Non-current inventory	1,211	—
Product licenses and technology, net	11,362	6,225
Patents and trademarks, net	2,080	2,057
Customer relationships, net	1,806	1,928
Goodwill	12,735	9,811

Total other assets	29,958	21,180

TOTAL ASSETS	$196,949	$171,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$15,086	$9,306
Income taxes payable	1,247	525
Accrued expenses and other liabilities	12,262	11,370
Other current liabilities	1,271	1,354
Current portion of long-term debt	1,204	1,190

Total current liabilities	31,070	23,745
LONG-TERM LIABILITIES:
Deferred tax liabilities	2,680	1,989
Line of credit	20,139	7,794
Long-term debt, net of current portion	4,613	5,221
Other long-term liabilities	477	518

Total long-term liabilities	27,909	15,522

Total liabilities	58,979	39,267

SHAREHOLDERS’ EQUITY:
Common stock	129	128
Additional paid-in capital	55,361	53,475
Accumulated other comprehensive loss	(3,404)	(1,461)
Retained earnings	85,884	79,611

Total shareholders’ equity	137,970	131,753

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$196,949	$171,020

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2010	2009	2010	2009
NET SALES	$47,570	$43,302	$96,670	$86,606

COST OF GOODS SOLD	16,434	16,335	34,106	30,842

Gross profit	31,136	26,967	62,564	55,764

OPERATING EXPENSES:
Sales and marketing	15,855	13,079	31,203	27,675
General and administrative	4,159	4,462	8,577	9,546
Research and development	3,441	2,707	7,083	5,560
Depreciation and amortization	2,536	2,333	4,937	4,512

Total operating expenses	25,991	22,581	51,800	47,293

INCOME FROM OPERATIONS	5,145	4,386	10,764	8,471

OTHER INCOME (EXPENSE):
Interest income	36	4	37	10
Other income (loss)	(15)	14	2	14
Interest expense	(144)	(237)	(260)	(387)
Foreign currency exchange gain (loss)	48	41	(183)	8

Total other expenses	(75)	(178)	(404)	(355)

INCOME BEFORE INCOME TAXES	5,070	4,208	10,360	8,116

PROVISION FOR INCOME TAXES	2,078	1,580	4,087	3,023

NET INCOME	$2,992	$2,628	$6,273	$5,093

BASIC EARNINGS PER SHARE	$0.23	$0.21	$0.49	$0.40

DILUTED EARNINGS PER SHARE	$0.23	$0.20	$0.48	$0.40

SHARES - BASIC	12,881	12,768	12,864	12,742

SHARES - DILUTED	13,123	12,895	13,098	12,878

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,992	$2,628	$6,273	$5,093
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	379	1,209	579	2,600
Income tax benefit	140	459	214	988

	239	750	365	1,612

Adjusted net income - excluding DOJ related expense	$3,231	$3,378	$6,638	$6,705

Diluted earnings per share	$0.23	$0.20	$0.48	$0.40
Adjustment of DOJ related expenses, net	0.02	0.06	0.03	0.12

Adjusted diluted earnings per share	$0.25	$0.26	$0.51	$0.52

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EXACTECH INC.